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                                  EXHIBIT 9(l)

                FORM OF AMENDED SCHEDULE A TO THE FUND ACCOUNTING
                 AGREEMENT BETWEEN THE REGISTRANT AND BISYS FUND
                                 SERVICES, INC.






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                                                        Dated: ___________, 1997


                               FORM OF SCHEDULE A

                        TO THE FUND ACCOUNTING AGREEMENT
                                     BETWEEN
                              AMSOUTH MUTUAL FUNDS
                                       AND
                            BISYS FUND SERVICES, INC.


                                      FEES
                                      ----

         BISYS Ohio shall be entitled to receive a fee from each Fund at the annual rate of three one-hundredths of one percent (.03%) of each Fund's average daily net assets plus BISYS Ohio's reasonable out-of-pocket expenses incurred in the performance of its services as provided in Section 4 of the Fund Accounting Agreement to which this Schedule A is attached. In its sole discretion, BISYS may impose a minimum annual fee of up to $30,000 per taxable Fund and $40,000 per tax-exempt Fund. Funds that have two or more classes of shares each having different net asset values or paying different daily dividends may be subject to an additional annual fee of $10,000 per additional class.

AMSOUTH MUTUAL FUNDS                           BISYS FUND SERVICES, INC.


By:_________________________                   By:____________________________





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